CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 for Lincoln Variable Insurance Trust of our report dated February 12, 2024, relating to the financial statements and financial highlights of VP Ultra® Fund, one of the funds comprising American Century Variable Portfolios, Inc, appearing in the Annual Report on Form N-CSR of American Century Variable Portfolios, Inc., for the year ended December 31, 2023, and to the reference to us under the heading “Financial Highlights” in the Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

May 16, 2024